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                                                                     EXHIBIT 5.1

                      Letterhead of Hogan & Hartson L.L.P.


                                  May 24, 2000

Board of Directors
Proxicom, Inc.
11600 Sunrise Valley Drive
Reston, Virginia 20191

Ladies and Gentlemen:

         We are acting as counsel to Proxicom, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission relating to 43,558 shares of the Company's common stock, par value $0.01 per share (the "Shares"), issuable in connection with the Clarity Communications Limited Employee Share Option Scheme (the "Share Option Scheme"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

         For purposes of this opinion letter, we have examined copies of the following documents:

         1.       An executed copy of the Registration Statement.

         2. A copy of the Share Option Scheme, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

         3. An executed copy of the Share Exchange Agreement, dated April 11, 2000, by and among the Company and the shareholders of Clarity IBD Limited (the "Share Exchange Agreement").

         4. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

         5. The Amended and Restated Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

         6. Resolutions of the Board of Directors of the Company adopted on April 10, 2000, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.
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         In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

         Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the terms of the Share Option Scheme and the Share Exchange Agreement, the Shares will be validly issued, fully paid, and nonassessable.

         This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            /S/ HOGAN & HARTSON L.L.P.

                                            HOGAN & HARTSON L.L.P.